Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ABVC BioPharma, Inc.

We hereby consent to the inclusion in this POST-EFFECTIVE AMENDMENT NO. 4 to Form S-1 (333-255112) of ABVC BioPharma, Inc. (the “Company”), to be filed on or about May 23, 2025, of our report dated April 15, 2025, with respect to our audit of the Company’s consolidated financial statements as of December 31, 2024, and 2023 and for the years then ended.

Los Angeles, California

May 23, 2025